Exhibit A(29)

VALIC COMPANY I

ARTICLES SUPPLEMENTARY

VALIC Company I, a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the Articles of Restatement (the “Charter”) of the Corporation, the Board of Directors of the Corporation (the “Board of Directors”), by resolutions duly adopted, reclassified 250,000,000 authorized but unissued shares of Asset Allocation Fund, 250,000,000 authorized but unissued shares of Growth & Income Fund and 250,000,000 authorized but unissued shares of International Government Bond Fund as shares of a new series of Common Stock, par value $.01 per share (the “Common Stock”), of the Corporation designated as Dynamic Allocation Fund, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as shares of undesignated Common Stock as set forth in the Charter.

SECOND: After the reclassification and designation of the shares of Common Stock pursuant to these Articles Supplementary, the 29,000,000,000 shares of Common Stock that the Corporation has authority to issue are classified and designated as follows:

Series	Number of Shares
Asset Allocation Fund	750,000,000

Blue Chip Growth Fund	750,000,000

Broad Cap Value Income Fund	750,000,000

Capital Conservation Fund	1,000,000,000

Core Equity Fund	1,000,000,000

Dividend Value Fund	1,000,000,000

Dynamic Allocation Fund	750,000,000

Foreign Value Fund	750,000,000

Emerging Economies Fund	750,000,000

Global Real Estate Fund	750,000,000

Global Social Awareness Fund	1,000,000,000

Global Strategy Fund	750,000,000

Government Securities Fund	1,000,000,000

Growth & Income Fund	750,000,000

Growth Fund	750,000,000

Health Sciences Fund	750,000,000

Inflation Protected Fund	750,000,000

International Equities Fund	1,000,000,000

International Government Bond Fund	750,000,000

International Growth Fund	1,000,000,000

Large Cap Core Fund	750,000,000

Large Capital Growth Fund	750,000,000

Mid Cap Index Fund	1,000,000,000

Mid Cap Strategic Growth Fund	750,000,000

Money Market I Fund	1,000,000,000

Nasdaq-100® Index Fund	1,000,000,000

Science & Technology Fund	1,000,000,000

Small Cap Aggressive Growth Fund	750,000,000

Small Cap Fund	1,000,000,000

Small Cap Index Fund	1,000,000,000

Small Cap Special Values Fund	750,000,000

Small-Mid Growth Fund	750,000,000

Stock Index Fund	1,000,000,000

Value Fund	750,000,000

THIRD: The shares of Common Stock described in Article FIRST above have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law. These Articles Supplementary do not increase the total number of authorized shares of stock of the Corporation.

FIFTH: The undersigned Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and Deputy General Counsel and attested by its Assistant Secretary as of this 14th day of August, 2012.

ATTEST:	VALIC COMPANY I

/S/ LOUIS DUCOTE	By:	/S/ NORI L. GABERT	(SEAL)
Louis Ducote		Nori L. Gabert
Assistant Secretary		Vice President and
Deputy General Counsel